Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SendTec, Inc on Form SB-2 of our report dated March 10, 2006, except for the last paragraphs of each of Notes 1 and 14 as to which the date is December 20, 2006 with respect to our audit of the consolidated financial statements of SendTec, Inc. and Subsidiaries as of December 31, 2005 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman, LLP
Marcum & Kliegman LLP
New York, New York
December 20, 2006